Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	William W. Sheehan II	Connie Kao
	Executive Vice President,	Senior Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4150	connie.kao@ros.com

Ross Stores Announces Changes to Board of Directors

Dublin, California, September 17, 2026 -- Ross Stores, Inc. (Nasdaq: ROST) announced the following changes to the composition of its Board of Directors effective October 1, 2026:

•Shelley H. Bransten and Christian B. Johnson have been elected to join the Board.
•Sharon D. Garrett, long-time Board member, has announced her plans to retire from the Board.

Ms. Bransten has over 25 years of experience as a senior technology and consumer industry executive, currently serving as Corporate Vice President, Frontier Industry Advisory, Microsoft Frontier Company. Prior to this, she was Corporate Vice President, Global Industry Solutions from 2023 to 2026. Before joining Microsoft, Ms. Bransten was SVP, Retail and Consumer Goods Industry at Salesforce.com, Inc. from 2014 to 2018 and held several progressively responsible marketing roles at The Gap, Inc. from 1998 to 2014.

Mr. Johnson has more than two decades of experience investing in and growing consumer-facing businesses across the retail, consumer products, restaurant, and consumer services sectors. He has been a Partner at Freeman Spogli since 2016, after joining the firm in 2006 and advancing through positions of increasing responsibility. Before Freeman Spogli, Mr. Johnson held positions at Wachovia Securities, Inc. and Genzyme Corporation, Inc.

Mr. K. Gunnar Bjorklund, Chairman of the Board commented, "On behalf of the Board, I am pleased to welcome Shelley and Chris to Ross. Shelley brings extensive expertise across technology, retail, and consumer-focused businesses. Her leadership in innovation and customer engagement will provide valuable perspective to our Board. Chris has a proven track record of investing in consumer-facing businesses across the retail, distribution, and services sectors. His experience in business strategy and growing consumer businesses will further strengthen our Board."

Mr. Bjorklund continued, "On behalf of the Board and management team, I want to sincerely thank Sharon for her service and impact over the past two and a half decades. Since joining the Board in 2000, Sharon has provided valuable counsel that has helped guide the Company through a period of significant growth. We are deeply grateful for her many meaningful contributions and lasting impact she has had on the Company. We wish her all the very best in the years ahead."

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2025 revenues of $22.8 billion. Currently, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,952 locations in 44 states, the District of Columbia, Guam, and Puerto Rico. Ross offers first-quality, in-season, brand name and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 376 dd's DISCOUNTS® stores in 23 states that feature a more moderately-priced assortment of first-quality, in-season apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

2